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                                          PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES                        EXHIBIT 12.1

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


Line                                                      Six Months Ended                   Year Ended December 31,
                                                         -------------------   ----------------------------------------------------
 No.                                                     06/30/98   06/30/97   12/31/97   12/31/96   12/31/95   12/31/94   12/31/93
-------------------------------------------------------  --------   --------   --------   --------   --------   --------   --------
                                                                               (In Thousand Except for Ratios)

    Fixed charges, as defined by the Securities and
    Exchange Commission:
 1  Interest on Long-term Debt                           $ 20,556   $ 23,683   $ 46,670   $ 49,009   $ 52,637   $ 65,511   $ 72,525
 2  Amortization of Debt Premium, Discount and Expenses       513        411        880      1,115      1,299      1,751      2,472
 3  Other Interest                                          7,300      5,257      8,677      4,696      4,129      3,710     11,473
 4  Estimated Interest Factor of Lease Rental Charges      31,866     32,644     65,036     65,911     69,204     74,659     76,062
                                                         --------   --------   --------   --------   --------   --------   --------

 5     Total Fixed Charges                               $ 60,235   $ 61,995   $121,263   $120,731   $127,269   $145,631   $162,532
                                                         --------   --------   --------   --------   --------   --------   --------

    Earnings, as defined by the Securities and Exchange
    Commission:

 6  Consolidated Net Earnings (Loss)                     $ 35,992   $ 40,463   $ 80,995   $ 72,580   $ 75,562   $ 80,318    (61,486)
 7  Income Taxes (Benefit)                                 21,155     23,653     46,718     40,494     50,793     40,871    (57,078)
 8  Add Fixed Charges as Above                             60,235     61,995    121,263    120,731    127,269    145,631    162,532
                                                         --------   --------   --------   --------   --------   --------   --------

 9  Earnings Available for Fixed Charges                 $117,382   $126,111   $248,976   $233,805   $253,624   $266,820   $ 43,968
                                                         --------   --------   --------   --------   --------   --------   --------

10  Ratio of Earnings to Fixed Charges                      1.949      2.034      2.053      1.937      1.993      1.832      0.271
                                                         ========   ========   ========   ========   ========   ========   ========

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